Exhibit 99.1

Overall Commentary
•	Delta expects to have a solidly profitable June quarter, with an operating margin of 6.5 to 7.0%, as higher revenues have largely offset the impact of over $1 billion in higher fuel prices.
•	June quarter unit revenue is expected to increase 10%. All entities have seen solid unit year over year revenue gains for the quarter, with strong yields offsetting lower load factors.
•
Delta is forecasting a June quarter all-in fuel price of $3.23 per gallon.  Fuel prices will be $0.03 higher than previous guidance for the quarter and $0.91 higher than the same period in 2010.  Higher fuel prices will result in over $1 billion higher fuel expense year over year.

•	For the September quarter, Delta anticipates the all-in fuel price to be $3.03 per gallon based on current market levels.
•
Non-fuel unit costs for the quarter are forecast to be higher than expected due to higher maintenance costs combined with lower capacity than planned.  As detailed below, the company has implemented a number of initiatives designed to bring its unit cost performance back to 2010 levels by the end of this year.

Capacity and Cost Initiatives
•	Delta will reduce its post-Labor Day system capacity by 4% year over year, with domestic down 1-3% and international down 4-6%.
•
The SkyTeam joint venture partners (Delta, AirFrance-KLM, and Alitalia) will reduce their combined fourth quarter transatlantic capacity by 7-9%.  As part of this reduction, Delta will reduce its transatlantic capacity by 10-12%.

•	Delta will retire 140 of its least efficient aircraft by the end of 2012, with half of those aircraft leaving the fleet in 2011.
•
The retirement of these aircraft will contribute to significant maintenance savings in the second half of 2011.  The company expects its maintenance expense for the last six months of 2011 will be $250 million lower than for the first six months of the year.

•	To resize the company’s workforce, Delta announced a company-wide voluntary exit program, with 55,000 employees eligible.
•	Delta is consolidating its facilities in Atlanta, Minneapolis, Cincinnati and Memphis to reduce facility expense. Delta is working to find buyers for vacant buildings.

Japan impact
•	Delta’s Pacific revenues for the June quarter have been negatively impacted by approximately $125 million as a result of the March events in Japan.

Liquidity
•	Delta expects to end the June quarter with $5.6 billion in unrestricted liquidity, including $1.8 billion of undrawn revolving credit facilities.
•	The company expects to generate $600 – 700 million of free cash flow during the quarter.

Profit Sharing
•	The June quarter profit sharing expense is estimated at $4 million.

Guidance

June Quarter 2011
Operating margin	6.5-7.0%

Consolidated fuel price, including taxes, settled hedges and option premiums	$ 3.23

Capital expenditures	$300 million

Cargo and other revenue	$1.2 – 1.3 billion

June Quarter 2011 vs. June Quarter 2010

Passenger unit revenue	Up 10%

Consolidated CASM, excluding fuel and profit sharing expense	Up 4.5 – 5.5%

System capacity	Up 2 -3%
Domestic	Flat to down 1%
International	Up 6 - 7%

Mainline capacity	Up 2 – 3%
Domestic	Flat to down 1%
International	Up 6 – 7%

Taxes
•	Delta’s effective tax rate for reporting purposes is expected to be 0%.

Share count
•	Delta expects approximately 844 million diluted weighted average shares and approximately 838 million basic weighted average shares outstanding.

Notes:
Delta’s guidance for the June quarter 2011 in this investor update excludes special items.  Delta excludes special items because management believes the exclusion of these items is helpful to investors in evaluating the company’s recurring operational performance.  Delta anticipates recording in the June 2011 quarter special items primarily associated with 1) mark-to-market adjustments related to fuel hedges and 2) charges related to its voluntary workforce reduction program.  Delta is unable to reconcile certain forward-looking projections to GAAP as the nature or amount of special items cannot be estimated at this time.

Forward Looking Statements
Statements in this investor update that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the cost of aircraft fuel; the impact of significant funding obligations with respect to defined benefit pension plans; the impact of posting collateral in connection with our fuel hedge contracts;  the impact that our indebtedness may have on our financial and operating activities and our ability to incur additional debt; the restrictions that financial covenants in our financing agreements will have on our financial and business operations; labor issues; the integration of the Delta and Northwest workforces; interruptions or disruptions in service at one of our hub airports; our increasing dependence on technology in our operations; our ability to retain management and key employees; the ability of our credit card processors to take significant holdbacks in certain circumstances; the possible effects of accidents involving our aircraft; the effects of weather, natural disasters and seasonality on our business; the effects of terrorist attacks; and competitive conditions in the airline industry.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2010.  Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of June 27, 2011, and which we have no current intention to update.